Exhibit 10.33

Summary of Compensation Arrangements with Named Executive Officers

 (As of August 22, 2012)

The following summarizes, as of August 22, 2012, the cash compensation and benefits received by the Company’s President and Chief Executive Officer and the other officers who will be named in the Summary Compensation Table in the proxy statement for the Company’s upcoming Annual Meeting of Stockholders (collectively, the “Named Executive Officers”). The following is a summary of existing at-will arrangements, and does not provide any additional rights.

The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the “Committee”) reviews and determines the compensation and benefits that are paid to the Company’s executive officers, including the Named Executive Officers.

On July 19, 2012, the Committee approved adjustments to the base salaries of each of the Named Executive Officers except Mr. Fernandez that will be effective September 1, 2012.  The following table provides the base salaries for each of the Named Executive Officers as of August 22, 2012 and the base salaries that will be in effect as of September 1, 2012.

Named Executive Officers	August 22, 2012	September 1, 2012
William J. DeLaney	$1,150,000	$1,175,000
President and Chief Executive Officer

Manuel A. Fernandez	$900,000	$900,000
Executive Chairman

Robert C. Kreidler	$600,000	$700,000
Executive Vice President and Chief Financial Officer

Michael W. Green	$650,000	$700,000
Executive Vice President and Group President

Larry G. Pulliam (1)	$600,000	$300,000
Executive Vice President and Group President

(1)	The reduction in Mr. Pulliam’s salary was made for the purpose of reflecting a temporary period of reduced responsibilities for personal reasons related to an immediate family member’s health issues.

The Named Executive Officers are also eligible to participate in the Company’s executive and regular benefit plans and programs, as described below. All executive benefit plans and agreements are filed as exhibits to the Company’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation paid or earned during fiscal 2012, will be included in the Company’s 2012 Proxy Statement.

Stock Options, Restricted Stock and Restricted Stock Units

The Named Executive Officers are eligible to receive options under Sysco’s stock option plans, including the 2007 Stock Incentive Plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The 2007 Stock Incentive Plan also allows for the issuance of restricted stock grants and restricted stock units.

Management Incentive Plan

Each of the Named Executive Officers other than Mr. Fernandez is eligible to receive an annual incentive bonus under the Sysco Corporation Management Incentive Plan (the “MIP”).

Deferred Compensation Election

MIP participants, including the Named Executive Officers other than Mr. Fernandez, may defer up to 40% of their annual incentive bonus under the Executive Deferred Compensation Plan (“EDCP”). They may also elect to defer all or a portion of their salary under the EDCP. For deferrals of up to 20% of the annual incentive bonus, the EDCP provides for Sysco to credit the participant’s deferred compensation account in an amount equal to 15% of the amount deferred.

Cash Performance Unit Plan

Each of the Named Executive Officers other than Mr. Fernandez is eligible to participate in the Sysco Corporation 2008 Cash Performance Unit Plan.

Supplemental Executive Retirement Plan

Each of the Named Executive Officers other than Mr. Fernandez is also eligible to participate in a Supplemental Executive Retirement Plan (the “SERP”).

Travel Expenses

Sysco has agreed to reimburse Mr. Fernandez for commuting costs between his office in Florida and Houston, including the necessary housing, transportation and other commuter benefits to support his travel and stays in Houston in accordance with the performance of his job duties.

Other Benefits

The Named Executive Officers also participate in Sysco’s regular employee benefit programs, which include a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability coverage and certain perquisites and personal benefits. The Named Executive Officers other than Mr. Fernandez are also participants in a defined benefit retirement program; however, future benefit accruals under this plan will be frozen as of December 31, 2012.